Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (No. 33-48728) on Form S-8 of Chromcraft Revington, Inc. of our report dated June 23, 2010, relating to the statements of net assets available for plan benefits of the Chromcraft Revington Savings Plan as of December 31, 2009 and 2008, and the related statements of changes in net assets available for plan benefits for the years ended December 31, 2009 and 2008, which report appears in the December 31, 2009 Annual Report on Form 11-K of the Chromcraft Revington Savings Plan.
/s/ BKD, llp
Indianapolis, Indiana
June 23, 2010